ICIMutual Partners in Risk Management John T. Mulligan Vice President

October 10, 2007 Mr. Paul O’Neil Chief Compliance Officer Eaton Vance Corporation 255 State Street Boston, MA 02109

Re:	ICI Mutual Insurance Company Blanket Bond No. 97125107B, D&O/E&O Policy No.
97125107D, and IDL Policy No. 97125107I

Dear Paul:

I hereby confirm that the premiums and taxes due for the above referenced bond and D&O/E&O policy have been paid for the period September 1, 2007 through September 1, 2008.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely, /S/ John T. Mulligan Vice President